The Chase Manhattan Bank
                                4 New York Plaza
                          New York, New York 10004-2413

September 4, 1997

Delaware Management Company, Inc.
One Commerce Square
Philadelphia, Pennsylvania  19103

Re:      Delaware-Voyageur Unit Investment Trust, Series 12 (the "Fund")

Gentlemen:

We have examined Registration Statement File No. 333-33119 for the above captioned trusts. We hereby acknowledge that The Chase Manhattan Bank is currently acting as the evaluator for the Fund. We hereby consent to the use in the Registration Statement of the reference to The Chase Manhattan Bank as evaluator.

You are hereby authorized to file a copy of this letter with the Securities and Exchange Commission.


                                                  Sincerely,

                                                  The Chase Manhattan Bank